Exhibit 10.3
Centene Corporation
2007 Long-Term Incentive Plan, As Amended

Cash-Based Award Agreement (“Award Agreement”)

Participant Name:	[Participant Name]
Type of Award:	Cash-Based Award
Target Incentive Award:	[LTIP Target $]
Performance Goals:	[GOALS]
Performance Period:	[PERFORMANCE PERIOD]
End of Performance Period:	[DATE]

Relationship to Plan. This Award is granted pursuant to the Centene Corporation (the “Company”) 2007 Long-Term Incentive Plan, As Amended (the “Plan”) and is in all respects subject to the terms, conditions, and definitions of the Plan (including, but not limited to, provisions concerning restrictions on Awards, termination, non-transferability, and any adjustment to the Award). The Participant hereby accepts this Award subject to all the terms and provisions of the Plan. The Participant further agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding, and conclusive upon the Participant and his or her heirs. All capitalized terms used herein and not otherwise defined herein shall have the same meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement.
Performance Period. The Performance Period commences on [DATES].

Performance Goals. The Performance Goals are expressed as follows:

1.[GOALS]

Determination of Award Amount. Upon conclusion of the Performance Period, the Committee shall determine the level of achievement of the Performance Goals for the Performance Period, provided that the Participant must remain in service until the date of such determination in order to vest in the Award (except to the extent provided below). The Committee shall determine the percentage level of achievement of each the [GOALS]. Once determined, the Participant’s Award Amount shall be determined by multiplying the Participant’s Target Incentive Award, stated above, by the Performance Goal Weight (in Exhibit A) and by the percentage level of achievement for each of the three Performance Goals. Then, the sum of these three products equals the award amount.
Award Payment. The Participant shall be entitled to receive an Award Payment, as determined under this Award Agreement, from the Company in the form of cash, in one lump sum, within sixty (60) days after the end of the stated Performance Period (except as provided below in connection with a termination following a Change in Control). Notwithstanding any contrary definition in the Plan, a “Change in Control” for purposes of this Award Agreement shall be deemed to have occurred if any of the events set forth in any one of the following clauses shall occur: (i) any Person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including the Participant, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent or more of the combined voting power of the Company’s then-outstanding securities; (ii) individuals who, as of the Grant Date, constitute the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company); or (iii) the stockholders of the Company consummate a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

The Company shall maintain a record of all information pertaining to the Participant’s rights under this Award Agreement, including the date of payment.

Change in Control. Notwithstanding the foregoing, if a Change in Control occurs and the Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated by the Company (or a parent or subsidiary thereof) without Cause or by the Participant for Good Reason (as defined below), and the Participant’s date of termination occurs (or in the case of the Participant’s termination of employment for Good Reason, the event giving rise to Good Reason occurs) within 24 months following the Change in Control, there shall be paid out in cash to the Participant within thirty (30) days following such a termination of employment an amount equal to the greater of the actual performance level at the time of the Change in Control event or the 100% target performance level as set forth in Exhibit A. “Cause” for purposes of this Award Agreement shall include acts or omissions that the Company determines, after affording the Participant an opportunity to be heard, (i) are criminal, dishonest, fraudulent, constitute misconduct, or reflect negatively on the reputation of the Company (including any parent, subsidiary, affiliate or division of the Company); (ii) could expose the Company or any parent, subsidiary, affiliate or division of the Company to claims of illegal harassment or discrimination in employment; (iii) are material breaches of this Agreement or other agreement with the Company; or (iv) reflect continued and repeated failure to perform substantially the duties of his/her employment. “Good Reason” means: (a) if the Participant is a party to an employment or service agreement with the Company or its affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or (b) if no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant's express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant's knowledge of the applicable circumstances): (i) any material, adverse change in the Participant's responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant's base salary or short-term cash incentive opportunity; or (iii) a geographical relocation of the Participant's principal office location by more than fifty (50) miles; provided that, the Participant in fact terminates employment for Good Reason within one hundred fifty (150) days following the initial existence of the circumstances giving rise to such Good Reason.

Withholding of Taxes. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan (the “Withholding Taxes”). As the Participant is entitled to receive cash under the terms of this Award Agreement, the Participant shall pay the Withholding Taxes to the Company in cash or have the Company withhold from payments otherwise due to the Participant any Award amounts necessary to pay the Withholding Taxes.

Termination of Employment. The Participant’s Termination of Employment shall affect any Award under this Award Agreement in the following manner:
(i)    In the event of a Participant’s termination of employment for Cause by the Company or Subsidiary all of the Participant’s rights to this Award shall be forfeited.
(ii)    In the event a Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated by reason of death or disability, the Participant is eligible for a pro-rata Award Payment, based on the number of full months employed with the Company during the performance period (as described in Exhibit A). A pro-rata Award Payment of 100% target performance level shall be paid within sixty (60) days following the termination date. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the Participant has incurred a Disability, as defined below.
In the event a Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated by reason of Qualified Retirement, the Participant is eligible for a pro-rata Award Payment, based on the number of full months employed with the Company during the performance period, but shall otherwise remain subject to increase or decrease based on the Company’s performance compared to the metrics as described in Exhibit A. Pro-rata Award Payment shall be paid within sixty (60) days following the end of the performance period.
(iii)    In the event of a Participant’s termination of employment with the Company or Subsidiary is on account of any reason other than a Change in Control or those specified in subparagraphs (i) and (ii) above, the Committee, in its sole discretion, may pay a prorated award for the portion of the Performance Period that the Participant was employed by the Company, computed as determined by the Committee.
For the purpose of this Agreement, Disability means, subject to a medical examination as specified by the Committee, the Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which could be expected to result in death or can be expected to last for a continuous period or not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
For the purpose of this Agreement, Qualified Retirement is a retirement made pursuant to a bona-fide notice of retirement made 90 days in advance by a Participant who is at least 55 years old and has been employed at the Company for at least 10 years.

Transferability. The Award may not be assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except to the Participant's beneficiary in the event of the Participant's death. The Participant's beneficiary can be designated and recorded with the Company’s stock plan administrator or, if no election is made with the stock plan administrator, the Award will be distributed to the Participant’s beneficiary under the Centene Management Corporation Retirement Plan. In the absence of any such beneficiary designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s executor, administrator, or legal representative.
No Employment or Service Contract. Nothing in this Award Agreement or in the Plan shall confer upon the Participant any right to continue such Participant’s relationship with the Company or Subsidiary thereof, nor shall it give any Participant the right to be retained in the employ of the Company or a subsidiary or interfere with or otherwise restrict in any way the rights of the Company or Subsidiary, which rights are hereby expressly reserved, to terminate any Participant’s employment or relationship at any time for any reason, except as may be set forth in an employment agreement between the Participant and the Company or Subsidiary of the Company.

Modification of Award Agreement. This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.
Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
Special Provisions Relating to Section 409A of the Code. This Award, in form and/or operation, is not intended to constitute “deferred compensation” within the meaning of section 409A of the Code and therefore, the Award is intended to be exempt from the requirements applicable to deferred compensation under section 409A of the Code and the regulations thereunder.
(i)    Modifications required to maintaining Award’s exempt status under Section 409A of the Code. To the extent necessary and permitted under Section 409A of the Code, the Company is authorized to amend this Award Agreement or to substitute this Award with another Award of comparable economic value so that the Award as modified or substituted, remains exempt from the requirements applicable to deferred compensation under Section 409A of the Code and the Committee shall take no action otherwise permitted under the Plan or this Award Agreement to the extent such action shall cause the Award to be treated as deferred compensation within the meaning of Section 409A of the Code. The Committee, in its sole discretion, shall determine to what extent if any, this Award Agreement shall be required to be so modified or substituted. Notwithstanding any provision to the contrary, such modification or substitution shall be made without prior notice to or consent of Participant.
    (ii)    Modifications required if Award considered deferred compensation. If the Committee determines that this Award, in form or operation, constitutes deferred compensation under Section 409A of the Code, then (i) to the extent necessary, the Company is authorized to modify this Award Agreement or to substitute this Award with another Award of comparable economic value so that the Award as modified or substituted, complies with the requirements applicable to deferred compensation under Section 409A of the Code, and (ii) the Committee shall take no action otherwise permitted under the Plan or the Award Agreement to the extent such action shall cause the Award to no longer comply with the requirements applicable to deferred compensation under Section 409A of the Code. The Committee, in its sole discretion, shall determine to what extent if any, this Award Agreement shall be required to be so modified or substituted. Notwithstanding any provision to the contrary, such modification or substitution shall be made without prior notice to or consent of the Participant.
Governing Law. The validity, interpretation, construction and performance of this Award Agreement shall be governed by the laws of the Missouri without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

CENTENE CORPORATION

Michael F. Neidorff
Chairman, President and CEO

EXHIBIT A